Exhibit 10

Summary of Marriott International, Inc. Director Compensation

Non- Employee Directors

Board Retainer Fee (annual)	$85,000
Deferred Share Award (annual)	$165,000
Audit Committee Chair Fee (annual)	$30,000
Other (non-Audit) Committee Chair Fee (annual)	$20,000
Audit Committee Member Retainer (annual)	$15,000
Lead Independent Director Fee (annual)	$40,000

Retainer, chair and lead independent director fees are paid on a quarterly basis. However, in accordance with established Company procedures, a director may make an advance election to defer payment of all or a portion of his or her director fees pursuant to the Company’s Stock and Cash Incentive Plan and/or the Executive Deferred Compensation Plan.  The Company grants the Non-Employee Director Deferred Share Awards following the Company’s annual meeting of stockholders.

Other Information

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The value of these benefits is reported to the directors as taxable compensation and the directors are not provided any gross-up to cover such taxes.

Employee Directors

Officers of the Company are not paid for their service as directors.